     As filed with the Securities and Exchange Commission on April 2, 2003
                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            -------------------------

                        HALLMARK FINANCIAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                       Nevada                                87-0447375
           (State or other jurisdiction of                (I.R.S. Employer
           incorporation or organization)                 Identification Number)

                              14651 Dallas Parkway
                                    Suite 900
                               Dallas, Texas 75254
                                 (972) 404-1637
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                          ----------------------------

                                 Mark E. Schwarz
                                Chairman and CEO
                        Hallmark Financial Services, Inc.
                              14651 Dallas Parkway
                                    Suite 900
                               Dallas, Texas 75254
                                 (972) 404-1637
            (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                                   Copies to:
                              Steven Wolosky, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this registration statement.
                            -------------------------

            If the only  securities  being  registered  on this  Form are  being offered pursuant to dividend or interest  reinvestment  plans,  please check the
following box. |_|

            If any of the  securities  being  registered  on this Form are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with
dividend or interest reinvestment plans, please check the following box. |X|

            If this  Form is  filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act,  please check the following box and list the Securities Act  registration  statement number of the
earlier effective registration statement for the same offering. |_|

            If this Form is a  post-effective  amendment  filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration
statement for the same offering. |_|

            If delivery  of the  prospectus  is expected to be made  pursuant to
Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=================================================================================
                                            Proposed Maximum
                                           Aggregate Offering       Amount Of
Title of Shares to be Registered(1)             Price(2)         Registration Fee
---------------------------------------------------------------------------------

Nontransferable Common Stock Subscription
Rights....................................       $0(3)                 $0(3)
---------------------------------------------------------------------------------
Common Stock, par value $.03 per share,
issuable upon exercise of nontransferable
rights....................................  $10,000,000(4)            $809.00
=================================================================================

(1)   This  registration  statement  relates  to (a)  nontransferable  rights to purchase  shares of common  stock of Hallmark  Financial  Services,  Inc., which  rights  will be  issued to  holders  of  common  stock of  Hallmark
      Financial  Services,  Inc., and (b) the shares of common stock deliverable upon  exercise  of the  nontransferable  rights  pursuant  to  the  rights offering.
(2)   Estimated  solely for the purpose of calculating the  registration  fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)   The  nontransferable   rights  are  being  issued  without  consideration.
      Pursuant to Rule 457(g) under the Securities  Act of 1933, as amended,  no separate  registration  fee is  required  because  the  rights  are  being registered  in  the  same  registration  statement  as  the  common  stock underlying the rights.
(4)   Represents   the  gross   proceeds  from  the  assumed   exercise  of  all
      nontransferable rights issued.

            THE  REGISTRANT  HEREBY AMENDS THIS  REGISTRATION  STATEMENT ON SUCH
DATE OR  DATES AS MAY BE  NECESSARY  TO  DELAY  ITS  EFFECTIVE  DATE  UNTIL  THE
REGISTRANT SHALL FILE A FURTHER  AMENDMENT WHICH  SPECIFICALLY  STATES THAT THIS
REGISTRATION  STATEMENT  SHALL  THEREAFTER  BECOME  EFFECTIVE IN ACCORDANCE WITH
SECTION  8(A)  OF  THE  SECURITIES  ACT  OF  1933,  AS  AMENDED,  OR  UNTIL  THE
REGISTRATION  STATEMENT  SHALL BECOME  EFFECTIVE ON SUCH DATE AS THE COMMISSION,
ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                       2

            The  information  in  this  prospectus  is not  complete  and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these  securities  and is not  soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 2, 2003
PROSPECTUS
                        Hallmark Financial Services, Inc.
                               Subscription Rights
                             Shares of Common Stock

            We are  distributing  to holders of our common stock,  at no charge, nontransferable  subscription  rights to purchase up to an  aggregate of _______
shares of our common  stock.  You will receive one  subscription  right for each share of common  stock you own. If you  exercise  your  rights in full,  you may over-subscribe for the purchase of additional shares that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this over-subscription  privilege.  You will not be entitled to receive any rights unless you hold of record shares of our common stock as of the close of business on ________________, 2003.

            The  proceeds  of this  rights  offering  will  be used to pay  back outstanding  indebtedness  and the  remainder,  if any, will be used for working capital purposes.

            Each subscription  right will entitle you to purchase _______ shares of our common stock at a subscription price of $______ per right (or $______ per share).  The  subscription  rights will expire if they are not exercised by 5:00
p.m., New York City time, on ______________,  2003, the expected expiration date of this rights  offering.  We may extend the period for exercising the rights in our sole discretion. Rights that are not exercised by the expiration date of the rights  offering will expire and will have no value.  The rights may not be sold or transferred  except under the very limited  circumstances  described later in this prospectus.  You should carefully  consider whether to exercise your rights
before  the  expiration   date.  All  exercises  of   subscription   rights  are
irrevocable.  Our board of directors is making no recommendation  regarding your exercise of the subscription rights.

            If any shares of common stock offered in the rights  offering remain unsubscribed  after the rights  offering,  Timothy A. Bienek,  our President and
Chief Operating Officer,  Scott K. Billings,  our Chief Financial  Officer,  and
James  C.  Epstein,  one of the  director  nominees  in our  upcoming  board  of directors  election,  have agreed to purchase  such  shares,  up to an aggregate subscription price of $100,000, $50,000 and $125,000, respectively,  pursuant to standby purchase agreements.

            Shares of our common stock are traded on the American Stock Exchange
Emerging  Company  Marketplace  under the symbol  "HAF." On April __, 2003,  the closing  sales price for our common stock was $______ per share.  We expect that the shares of common stock issued in the rights  offering will also be listed on the American Stock Exchange Emerging Company Marketplace under the same symbol.

            AN  INVESTMENT  IN OUR  COMMON  STOCK  IS  VERY  RISKY.  YOU  SHOULD
CAREFULLY  CONSIDER  THE RISK  FACTORS  BEGINNING  ON PAGE 6 OF THIS  PROSPECTUS
BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS.

                                                                         Underwriting
                                                                        Discounts and      Proceeds to the
                                               Price to Public           Commissions         Company(1)
                                               ---------------          ------------         ----------

            Per share..................       $_______(2)                     N/A                $_______
            Total......................       $_______                        N/A                $_______

              (1)  Before  deducting  expenses of the rights offering payable by us, estimated to be $_______.
              (2)  This  represents  the  subscription  price for  purchase of a share of  common  stock  upon  exercise  of the  subscription rights.

            NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE
SECURITIES  COMMISSION  HAS  APPROVED  OR  DISAPPROVED  OF THESE  SECURITIES  OR
DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

               The date of this prospectus is ____________, 2003.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                       i

            You should rely only on the  information in this  prospectus and the additional  information  described  under the  heading  "Where You Can Find More
Information."  We have not  authorized  any  other  person to  provide  you with different  information.  If anyone  provides you with different or  inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any  jurisdiction  where the offer or sale is not  permitted.  You should  assume  that  the  information  in this  prospectus  and the  additional information  described  under the heading "Where You Can Find More  Information"
were  accurate  on the date on the  front  cover  of the  prospectus  only.  Our business,  financial  condition,  results of  operations  and prospects may have changed since that date.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

            This  section   highlights   information   contained   elsewhere  or
incorporated by reference in this prospectus.  This section does not contain all of the important  information  that you should consider  before  exercising your subscription  rights and  investing  in our common  stock.  You should read this entire prospectus carefully.

Q:   WHAT IS THE RIGHTS OFFERING?

A:   The rights offering is a distribution to holders of our common stock, at no charge,  of  nontransferable  subscription  rights to  purchase  additional shares of our common  stock.  You will receive one  subscription  right for each share of common  stock you own at the close of business  on  ________,
     2003,  the record  date.  The  subscription  rights  will be  evidenced  by nontransferable rights certificates.

Q:   WHAT IS A SUBSCRIPTION RIGHT?

A:   Each  subscription  right is a right to purchase  ____ shares of our common
     stock  and  carries  with  it  a  basic   subscription   privilege  and  an
     over-subscription privilege.

Q:   WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

A:   The basic  subscription  privilege  of each right  entitles you to purchase
     _____  shares of our  common  stock at a  subscription  price of $_____ per right  (or  $_____  per  share).  You  may  exercise  any  number  of  your subscription  rights,  or you may choose not to exercise  any  subscription rights. We will not distribute any fractional shares, but will round up the aggregate number of shares you are entitled to receive to the nearest whole number.

Q:   WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

A:   We do not expect that all of our  stockholders  will  exercise all of their basic subscription rights. By extending over-subscription privileges to our stockholders,  we are  providing  stockholders  that  exercise all of their basic subscription privileges with the opportunity to purchase those shares that  are  not  purchased  by  other  stockholders.  The  over-subscription privilege  of each right  entitles  you, if you fully  exercise  your basic subscription  privilege,  to subscribe for additional  shares of our common stock unclaimed by other holders of rights in the rights  offering,  at the same subscription  price per right. If an insufficient  number of shares is available to fully satisfy all  over-subscription  privilege requests,  the available shares will be distributed  proportionately  among rights holders who  exercised  their  over-subscription  privilege  based on the number of shares  each  rights  holder  subscribed  for under the basic  subscription privilege.  The subscription  agent will return any excess payments by mail without  interest or deduction  promptly after the expiration of the rights offering.

Q:   HOW LONG WILL THE RIGHTS OFFERING LAST?

A:   You will be able to exercise your subscription rights only during a limited period. If you do not exercise your  subscription  rights before 5:00 p.m.,
     New York City time, on _____________,  2003, your subscription  rights will expire.  We may,  in our sole  discretion,  decide  to  extend  the  rights offering until some later time, no later than _______________.

Q:   AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

A:   No.

Q:   WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

A:   You will retain your  current  number of shares of common stock even if you do not exercise  your  subscription  rights.  If you choose not to exercise your subscription  rights, then the percentage of our common stock that you own may  decrease.  The  magnitude  of the  reduction  of  your  percentage ownership  will  depend  upon  the  extent  to  which  you  and  the  other stockholders subscribe in the rights offering.

Q:   HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

A:   You may  exercise  your  subscription  rights by  properly  completing  and signing your subscription certificate,  and delivering it with full payment of the subscription price for the shares you are subscribing (including any amounts in respect of the over-subscription  privilege) to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured,  registered mail,  return receipt  requested.  If you cannot deliver your rights  certificate to the subscription  agent on time, you may follow the  guaranteed  delivery  procedures  described  under "The
     Rights Offering - Guaranteed Delivery Procedures" beginning on page 16.

Q:   WHAT SHOULD I DO IF I WANT TO  PARTICIPATE  IN THE RIGHTS  OFFERING  BUT MY
     SHARES ARE HELD IN THE NAME OF MY BROKER, CUSTODIAN BANK OR OTHER NOMINEE?

A:   If you hold shares of our common stock through a broker,  custodian bank or other nominee, we will ask your broker,  custodian bank or other nominee to
     notify  you  of  the  rights  offering.   If  you  wish  to  exercise  your
     subscription  rights, you will need to have your broker,  custodian bank or other nominee act for you. To indicate your decision,  you should  complete and  return  to your  broker,  custodian  bank or  other  nominee  the form entitled  "Beneficial  Owner  Election  Form." You should receive this form from your  broker,  custodian  bank or other  nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee  if you  believe  you are  entitled  to  participate  in the rights offering but you have not received this form.

Q:   WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING AND I AM A
     STOCKHOLDER IN A FOREIGN COUNTRY OR IN THE ARMED SERVICES?

A:   The subscription  agent will mail  subscription  certificates to you if you are a rights  holder whose  address is outside the United  States or if you have an Army Post Office or a Fleet Post Office  address.  To exercise your rights,  you must notify the  subscription  agent on or prior to 5:00 p.m.,
     New York City time, on  ____________,  2003, and take all other steps which are necessary to exercise your rights,  on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

Q:   WILL  I BE  CHARGED  A  SALES  COMMISSION  OR A FEE BY  HALLMARK  FINANCIAL
     SERVICES IF I EXERCISE MY SUBSCRIPTION RIGHTS?

A:   No. We will not charge a brokerage  commission  or a fee to rights  holders for exercising their  subscription  rights.  However,  if you exercise your subscription  rights  through a broker or nominee,  you will be responsible for any fees charged by your broker or nominee.

Q:   WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY
     SUBSCRIPTION RIGHTS AS A HOLDER OF COMMON STOCK?

A:   A holder of common stock  generally  will not recognize  income or loss for federal  income tax purposes in connection  with the receipt or exercise of subscription rights in the rights offering. We urge you to consult your own tax advisor with respect to the particular tax  consequences  of the rights offering or the related share  issuance to you. See "Certain  United States
     Federal Income Tax Consequences" on page 20.

Q:   HOW MANY SHARES MAY I PURCHASE?

A:   You will receive one  nontransferable  subscription right for each share of common stock that you owned at the close of business on ____________, 2003, the record date. Each  subscription  right contains the basic  subscription privilege  and the  over-subscription  privilege.  Each basic  subscription privilege  entitles  you to purchase  _____  shares of our common stock for
     $___ per share.  Fractional  shares will be  eliminated  by rounding up the aggregate number of shares you are entitled to receive to the nearest whole number.  See  "The  Rights  Offering  -  Subscription  Privileges  -  Basic
     Subscription  Privilege." The  over-subscription  privilege entitles you to
     subscribe  for   additional   shares  of  our  common  stock  at  the  same
     subscription  price per share on a  pro-rata  basis to the number of shares you purchased under your basic subscription  privilege,  provided you fully exercise your basic subscription privilege.  "Pro-rata" means in proportion to the number of shares of our common  stock that you and the other  rights holders  electing  to  exercise  their  over-subscription  privileges  have purchased by exercising the basic subscription privileges on their holdings of common  stock.  See "The Rights  Offering -  Subscription  Privileges  -
     Over-Subscription Privilege."

Q:   WHEN WILL I RECEIVE  CERTIFICATES  FOR THE SHARES  PURCHASED  IN THE RIGHTS
     OFFERING?

A:   We will issue  certificates  representing  shares  purchased  in the rights offering to you or to the Depository  Trust Company on your behalf,  as the case may be, as soon as  practicable  after the  expiration  of the  rights offering.

Q:   IF THE RIGHTS OFFERING IS NOT COMPLETED,  WILL MY  SUBSCRIPTION  PAYMENT BE
     REFUNDED TO ME?

A:   Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed,
     the  subscription  agent  will  return  promptly,   without  interest,  all
     subscription payments.

Q:   HOW WAS THE SUBSCRIPTION PRICE ESTABLISHED?

A:   The  subscription  price was established by our board of directors based on the  recommendation  of a special  committee of directors,  excluding those directors  affiliated  with  Newcastle  who did not  participate  (in their capacity as  directors)  in the  discussion,  consideration  or voting with respect to these  matters.  These  factors  included  the historic and then current  market  price of the common  stock,  our business  prospects,  our recent  and  anticipated  operating  results,  general  conditions  in  the securities markets, our need for capital,  alternatives available to us for raising  capital,  the amount of proceeds  desired,  the pricing of similar transactions,  the liquidity of our common stock,  and the level of risk to our investors.

Q:   ARE THERE RISKS IN EXERCISING MY SUBSCRIPTION RIGHTS?

A:   Yes. The exercise of your rights  involves  risks.  Exercising  your rights means buying additional shares of our common stock and should be considered as carefully  as you would  consider  any other  equity  investment  in our company.  Among  other  things,  you should  carefully  consider  the risks described under the heading "Risk Factors," beginning on page 6.

Q:   AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND AND CANCEL MY
     PURCHASE?

A:   No. Once you send in your  subscription  certificate and payment you cannot revoke the exercise of your  subscription  rights,  even if you later learn information  about us that you consider to be  unfavorable  and even if the market  price of our  common  stock is below the  subscription  price.  You should not exercise  your  subscription  rights unless you are certain that you  wish  to  purchase  additional  shares  of  our  common  stock  at the subscription price. See "The Rights Offering - No Revocation."

Q:   MAY I TRANSFER  MY  SUBSCRIPTION  RIGHTS IF I DO NOT WANT TO  PURCHASE  ANY
     SHARES?

A:   No. Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise  transfer your rights.  However,  subscription rights will be transferable to affiliates of the recipient and by operation of law (for example, upon death of the recipient).

Q:   WHY IS HALLMARK FINANCIAL SERVICES ENGAGING IN A RIGHTS OFFERING?

A:   We are making this rights  offering in order to raise $10.0  million in new capital to be used as follows:

          o     to repay an $8.6 million  loan,  and accrued  interest,  made by
                Newcastle Partners, L.P. (referred to as Newcastle) to us during
                2002,  that is  evidenced  by  promissory  notes  with an annual interest rate of 11.75%  (referred to as the  Newcastle  Notes),
                and

          o     as additional working capital for our business.

      Our board of directors  believes that the rights  offering will ultimately strengthen our financial  condition  through  generating  additional cash, reducing our indebtedness and increasing our stockholders' equity. We want to give you the opportunity to participate in this fund raising effort and to purchase additional shares of our common stock.

Q:    WHAT IS THE  BOARD  OF  DIRECTORS'  RECOMMENDATION  REGARDING  THE  RIGHTS
      OFFERING?

A:    Our board of directors is not making any  recommendation as to whether you should  exercise  your  subscription  rights.  You are  urged to make your decision  based on your own  assessment  of the  rights  offering  and our company.

Q:    HOW MANY SHARES OF OUR COMMON STOCK WILL BE  OUTSTANDING  AFTER THE RIGHTS
      OFFERING?

A:    As of March 14, 2003, we had 11,050,133  shares of common stock issued and outstanding.  We  expect  to issue up to  ________  shares  in the  rights offering.  After the  rights  offering,  we  anticipate  that we will have
      ________  shares of common stock  outstanding.  Depending on the number of subscriptions  we receive from  stockholders,  the rights  offering  could result in a change in control of Hallmark  Financial  Services  because of the over subscription  privilege held by Newcastle.  See "Risk Factors" on page 6.

Q:    WILL THE NEW SHARES BE  INITIALLY  LISTED ON THE AMERICAN  STOCK  EXCHANGE
      EMERGING COMPANY MARKETPLACE AND TREATED LIKE OTHER SHARES?

A:    Yes. Our common stock is traded on the American  Stock  Exchange  Emerging
      Company  Marketplace  under the symbol "HAF." We expect that the shares of common stock issued in the rights offering will also be listed on the AMEX
      Emerging Company Marketplace under the same symbol. On ________, 2003, the last trading day prior to our initial filing of this rights offering,  the closing  price of our common  stock on the AMEX was  $_____ per share.  On
      ________,  2003, the last trading day before the date of this  prospectus, the closing price of our common stock on the AMEX was $______ per share.

Q:    HOW WILL THE RIGHTS  OFFERING AFFECT  NEWCASTLE'S  OWNERSHIP OF OUR COMMON
      STOCK?

A:    Newcastle   beneficially   owns  5,334,001  shares  of  our  common  stock
      (including  currently  exercisable  options to purchase  50,000  shares of common stock),  representing approximately 48.1% of our outstanding common stock and of the voting power of our outstanding voting securities.

      If no holders of subscription  rights other than Newcastle  exercise their rights  in  the  rights  offering,  Newcastle  may,  as a  result  of  its over-subscription  privilege, own approximately _____ shares, representing
      ____% of our  outstanding  common  stock  and of the  voting  power of our outstanding voting securities.  If all rights holders exercise their basic
      subscription   privileges  in  full,   then  Newcastle  will  continue  to
      beneficially own approximately 48.1% of our common stock and of the voting power of our outstanding voting securities.

Q:    CAN THE BOARD OF DIRECTORS WITHDRAW THE RIGHTS OFFERING?

A:    Yes. Our board of directors may decide to withdraw the rights  offering at any time for any reason.  If we withdraw  the rights  offering,  any money received from subscribing stockholders will be refunded promptly,  without interest. See "The Rights Offering - Withdrawal and Amendment."

Q:    WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS OR NEED ASSISTANCE?

A:    If you have questions or need assistance, please contact ____________, the
      information   agent  for  the  rights  offering,   or  ____________,   the
      subscription agent, at the following addresses and telephone numbers:

                             The Information Agent:

                             ----------------------
                             ----------------------
                             ----------------------

                                       or

                             The Subscription Agent:

                             ----------------------
                             ----------------------
                             ----------------------

      For a more complete  description of the rights  offering,  see "The Rights
Offering" beginning on page 12.

                                  RISK FACTORS

            THE  EXERCISE OF YOUR  SUBSCRIPTION  RIGHTS FOR SHARES OF OUR COMMON
STOCK  INVOLVES  A HIGH  DEGREE  OF RISK.  YOU  SHOULD  CAREFULLY  CONSIDER  THE
FOLLOWING FACTORS AND OTHER  INFORMATION  PRESENTED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS  BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. THE RISKS AND
UNCERTAINTIES  DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE.  ADDITIONAL  RISKS
AND  UNCERTAINTIES  NOT PRESENTLY KNOWN TO US MAY ALSO IMPAIR OUR OPERATIONS AND
BUSINESS.  IF WE DO NOT  SUCCESSFULLY  ADDRESS  ANY  ONE OR  MORE  OF THE  RISKS
DESCRIBED  BELOW,  THERE  COULD BE A MATERIAL  ADVERSE  EFFECT ON OUR  FINANCIAL
CONDITION,  OPERATING  RESULTS AND  BUSINESS.  WE CANNOT ASSURE YOU THAT WE WILL
SUCCESSFULLY ADDRESS THESE RISKS.

RISKS RELATING TO OUR BUSINESS:

OUR  RESULTS   MAY   FLUCTUATE   AS  A  RESULT  OF   CYCLICAL   CHANGES  IN  THE
PROPERTY-CASUALTY INSURANCE INDUSTRY.

            All of our revenue is attributable to  property-casualty  insurance,
which  as  an  industry  is  cyclical  in  nature  and  has  historically   been
characterized  by soft  markets  followed  by hard  markets.  A soft market is a period  of  relatively  high  levels  of  price  competition,  less  restrictive underwriting  standards  and  generally  low premium  rates.  A hard market is a period  of  capital  shortages  resulting  in  lack of  insurance  availability, relatively low levels of competition,  more selective  underwriting of risks and relatively  high premium  rates.  The industry is currently  experiencing a hard market,  with premium rates increasing and more selective  underwriting of risks occurring.

OUR INDUSTRY IS VERY  COMPETITIVE,  WHICH MAY UNFAVORABLY  IMPACT OUR RESULTS OF
OPERATIONS.

            The  property-casualty  insurance  industry,  our primary  source of revenue, is highly competitive and, except for regulatory considerations,  there are very few  barriers  to entry.  We  compete  with  large  national  insurance
companies,   smaller  regional   companies  and  managing  general  agents.  Our
competition  includes entities which have, or are affiliated with, entities that have greater financial and other resources than we have.

ESTIMATING  RESERVES IS  INHERENTLY  UNCERTAIN  AND IF OUR LOSS RESERVES ARE NOT
ADEQUATE, IT WILL HAVE AN UNFAVORABLE IMPACT ON OUR RESULTS.

            We maintain  loss reserves to cover  estimated  liability for unpaid losses and loss adjustment expenses, including legal and other fees as well as a portion of general  expenses,  for reported and unreported claims incurred as of the end of each accounting period.  Reserves represent management's estimates of what the  ultimate  settlement  and  administration  of claims will cost.  These
estimates,   which  generally  involve  actuarial  projections,   are  based  on
management's  assessment  of facts  and  circumstances  then  known,  as well as estimates of future trends in claim severity,  frequency,  judicial  theories of liability,  and other factors. These variables are affected by both internal and external  events,  such as  changes  in claim  handling  procedures,  inflation, judicial  trends and legislative  changes.  Many of these items are not directly quantifiable in advance. Additionally,  there may be a significant reporting lag between  the  occurrence  of an event  and the time it is  reported  to us.  The inherent  uncertainties of estimating  reserves are greater for certain types of liabilities,  particularly those in which the various  considerations  affecting the type of claim are  subject to change  and in which long  periods of time may elapse before a definitive determination of liability is made. Reserve estimates are continually  refined in a regular and ongoing process as experience develops and further  claims are  reported  and  settled.  Adjustments  to  reserves  are reflected  in the results of the periods in which such  estimates  are  changed.
Because  settling  reserves is inherently  uncertain,  there can be no assurance that the current reserves will prove adequate.

OUR RESULTS  MAY BE  UNFAVORABLY  IMPACTED  IF WE ARE UNABLE TO OBTAIN  ADEQUATE
REINSURANCE.

            If we are unable to obtain adequate  reinsurance  protection for the risks we have  underwritten,  we will  either be exposed to greater  losses from these risks or we will reduce the level of business  that we  underwrite,  which will reduce our revenue.  The amount,  availability  and cost of reinsurance are subject to prevailing market conditions beyond our control,  and they affect our ability to write additional premiums as well as our profitability.

IF THE COMPANIES THAT PROVIDE OUR  REINSURANCE DO NOT PAY ALL OF OUR CLAIMS,  WE
COULD INCUR SEVERE LOSSES.

            We purchase reinsurance by transferring, or ceding, part of the risk we have assumed to a reinsurance  company in exchange for part of the premium we receive in connection with the risk.  Although  reinsurance  makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve  us, the  reinsured,  of our  liability  to our  policyholders.
Accordingly,  we bear  credit  risk with  respect to our  reinsurers.  We cannot assure that our reinsurers will pay all of our reinsurance  claims, or that they will pay our claims on a timely basis.

CATASTROPHIC  LOSSES MAY ADVERSELY  AFFECT OUR RESULTS OF OPERATIONS,  LIQUIDITY
AND FINANCIAL CONDITION.

            Property-casualty  insurance companies are subject to claims arising out of  catastrophes  that may have a  significant  affect on their  results  of operations,  liquidity and financial  condition.  Catastrophes  can be caused by various events,  including  hurricanes,  windstorms,  earthquakes,  hail storms, explosions,  severe winter  weather and fires and may include  man-made  events, such as the September 11, 2001 terrorist attacks on the World Trade Center.  The incidence, frequency, and severity of catastrophes are inherently unpredictable.
The extent of losses from a  catastrophe  is a function of both the total amount of insured  exposure in the area  affected by the event and the  severity of the event.

WE ARE SUBJECT TO COMPREHENSIVE  REGULATION,  AND OUR RESULTS MAY BE UNFAVORABLY
IMPACTED BY THESE REGULATIONS.

            We  are  subject  to  comprehensive   governmental   regulation  and
supervision. Most insurance regulations are designed to protect the interests of policyholders  rather than of the of the stockholders and other investors of the insurance companies. These regulations, generally administered by the department of  insurance  in each state in which we do  business,  relate to,  among  other things;

            o   Approval of policy forms and rates,

            o   Standards of solvency, including risk based capital measurements
                (which are a measure  developed by the National  Association  of
                Insurance   Commissioners   and  used  by  the  state  insurance
                regulators to identify insurance  companies that potentially are inadequately capitalized),

            o   Licensing of insurers and their agents,

            o   Restrictions  on  the  nature,   quality  and  concentration  of
                investments,

            o   Restrictions   on  the   ability   of  our   insurance   company
                subsidiaries to pay dividends,

            o   Restrictions  on  transactions  between  the  insurance  company subsidiaries and their affiliates,

            o   Requiring certain methods of accounting,

            o   Periodic examinations of operations and finances,

            o   Prescribing  the  form  and  content  of  records  of  financial condition to be filed, and

            o   Requiring  reserves  for  unearned  premium,  losses  and  other purposes.

            State insurance  departments also conduct  periodic  examinations of the  affairs  of  insurance  companies  and  require  filing of annual and other reports  relating to the  financial  condition of insurance  companies,  holding company  issues and other  matters.  Our  business  depends on  compliance  with applicable  laws and  regulations and our ability to maintain valid licenses and approvals for our operations. Regulatory authorities may deny or revoke licenses for various reasons,  including violations of regulations.  Changes in the level of  regulation  of the  insurance  industry  or changes  in laws or  regulations themselves or interpretations by regulatory  authorities,  could have a material adverse affect on our operations.

AS A HOLDING  COMPANY,  WE ARE DEPENDENT ON DIVIDENDS FROM OUR  SUBSIDIARIES  TO
MEET OUR OBLIGATIONS.

            We are a holding  company and a legal  entity  separate and distinct
from  our  insurance  company   subsidiaries  and  our   non-insurance   company
subsidiaries.  As a holding company without  significant  operations of our own, our principal sources of funds are dividends and other sources of funds from our subsidiaries.  State  insurance laws limit the ability of our insurance  company subsidiaries  to pay dividends  and require the insurance  companies to maintain specified levels of statutory capital and surplus. These restrictions affect the ability of the  insurance  company  subsidiaries  to pay dividends and use their capital in other ways. Our rights to participate in any  distribution  of assets
of  the  insurance   company   subsidiaries  are  subject  to  prior  claims  of
policyholders  and creditors (except to the extent that our rights, if any, as a creditor are recognized).  Consequently,  our ability to pay debts, expenses and cash dividends to our stockholders may be limited.

OUR INSURANCE  COMPANY  SUBSIDIARIES  ARE SUBJECT TO MINIMUM CAPITAL AND SURPLUS
REQUIREMENTS.  FAILURE TO MEET THESE REQUIREMENTS COULD SUBJECT US TO REGULATORY
ACTION.

            Our insurance  company  subsidiaries  are subject to minimum capital and  surplus  requirements  imposed  under  the laws of Texas and  Arizona.  Any failure by one of the insurance company subsidiaries to meet minimum capital and surplus  requirements  imposed  by  applicable  state  law  will  subject  it to corrective action,  including  requiring  adoption of a comprehensive  financial plan, examination and the issuance of a corrective order by the applicable state insurance  department,  revocation of its license to sell insurance  products or placing the subsidiary under state regulatory  control.  Any new minimum capital and surplus  requirements  adopted in the future may require us to increase  the capital and surplus of our insurance  company  subsidiaries  which we may not be able to do.

THE LOSS OF KEY EXECUTIVES COULD DISRUPT OUR BUSINESS.

            Our success  will depend in part upon the  continued  service of our
Chairman and Chief  Executive  Officer,  Mark E. Schwarz and our  President  and
Chief Operating Officer,  Timothy A. Bienek.  Messrs.  Schwarz and Bienek do not
have employment  agreements with us. We do not have key person  insurance on the lives of Messrs. Schwarz and Bienek. Our success will also depend on our ability to attract  and retain  additional  executives  and  personnel.  The loss of key personnel could cause disruption in our business.

ADVERSE  SECURITIES MARKET CONDITIONS CAN HAVE A SIGNIFICANT AND NEGATIVE IMPACT
ON OUR INVESTMENT PORTFOLIO.

            Our results of operations  depend in part on the  performance of our invested assets.  The majority of our investment  portfolio is invested in fixed maturity  securities.  Certain  risks are  inherent  in  connection  with  fixed maturity securities including loss upon default and price volatility in reaction to changes in interest rates and general market factors. An increase in interest rates lowers prices on fixed maturity securities, and any sales we make during a period of increasing interest rates may result in losses. Conversely, investment income earned from future investments in fixed maturity securities will decrease if interest rates decrease.

SINCE WE ARE RELIANT ON INDEPENDENT AGENTS TO MARKET OUR PRODUCTS, THEIR FAILURE
TO DO SO WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

            We principally  market our insurance  programs  through  independent insurance  agents.  As a result,  our business  depends in part on the marketing efforts of these  agents  and on our  ability to offer  insurance  products  and services that meet the requirements of the agents and customers of these agents.
The agents,  however, are not obligated to sell or promote our products and many sell or promote competitors' insurance products in addition to our products. The failure  or  inability  of  insurance  agents to market our  insurance  products successfully  could have a material  adverse  impact on our business,  financial condition and results of operations.

NEWCASTLE PARTNERS, L.P. HAS THE ABILITY TO EXERT SIGNIFICANT INFLUENCE OVER OUR
OPERATIONS  AND  MAY  HAVE  INTERESTS  THAT  DIFFER  FROM  THOSE  OF  OUR  OTHER
STOCKHOLDERS.

            Newcastle  Partners,  L.P.  beneficially  owns  approximately  48.1%
(including  outstanding  options) of our common stock prior to this offering and has the ability to exert  significant  influence  over our policies and affairs.
Newcastle  has the power to affect  significantly  the  election of our board of directors and the approval of any action requiring  stockholder vote,  including amendments to our Articles of Incorporation or Regulations and approving mergers or sales of  substantially  all of our assets.  The  interests of Newcastle  may differ  from the  interests  of our  other  stockholders  in some  respects  and
Newcastle may take action adverse to our other stockholders.

RISKS RELATING TO THIS RIGHTS OFFERING:

THE  SUBSCRIPTION  PRICE PER SHARE IS NOT AN INDICATION OF OUR VALUE AND YOU MAY
NOT BE ABLE TO SELL SHARES  PURCHASED  UPON THE  EXERCISE  OF YOUR  SUBSCRIPTION
RIGHTS AT A PRICE EQUAL TO OR GREATER THAN THE SUBSCRIPTION PRICE.

            The  subscription  price per  share  does not  necessarily  bear any relationship to the book value of our assets, operations,  cash flows, earnings, financial  condition or any other  established  criteria for value. As a result, you should not consider the  subscription  price as an indication of the current value of our company or our common stock.  We cannot assure you that you will be able to sell shares  purchased  in this  offering at a price equal to or greater than the subscription price.

THE  RIGHTS  OFFERING  MAY  CAUSE  THE  PRICE OF OUR  COMMON  STOCK TO  DECREASE
IMMEDIATELY, AND THIS DECREASE MAY CONTINUE.

            The  subscription  price per share equals __% of the current  market price of our common  stock  determined  by  averaging  the closing  price of our common stock on the AMEX for the five trading days ending on _______, 2003. This discount,  along with the  number of shares we  propose to issue and  ultimately will issue if the  rights  offering  is  completed,  may result in an  immediate decrease in the market  value of our common  stock.  This  decrease may continue after the completion of the rights offering.

AS A HOLDER  OF  COMMON  STOCK,  YOU MAY  SUFFER  SIGNIFICANT  DILUTION  OF YOUR
PERCENTAGE OWNERSHIP OF OUR COMMON STOCK.

            If you do not  exercise  your  subscription  rights  and  shares are purchased by other  stockholders  in the rights  offering or by Newcastle,  your proportionate  voting and ownership  interest will be reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription  rights will be diluted.  For example, if you own 200,000 shares of our common  stock  before  the rights  offering,  or  approximately  1.8% of our outstanding  common  stock,  and you exercise none of your  subscription  rights while all other subscription  rights are exercised by other  stockholders,  then your percentage  ownership would be reduced to approximately ___%. The magnitude of the  reduction of your  percentage  ownership  will depend upon the extent to which you subscribe in the rights offering.

IF YOU EXERCISE  YOUR  SUBSCRIPTION  RIGHTS,  YOU MAY NOT REVOKE THE EXERCISE OF
YOUR  RIGHTS,  AND YOU MAY BE UNABLE TO SELL ANY SHARES YOU PURCHASE AT A PROFIT
AND YOUR  ABILITY  TO SELL MAY BE DELAYED BY THE TIME  REQUIRED  TO DELIVER  THE
STOCK CERTIFICATES.

            The public  trading  market  price of our common  stock may  decline after you elect to exercise your subscription  rights.  If that occurs,  you may have  committed  to buy shares of common  stock at a price above the  prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of  subscription  rights you will be able to sell your  shares of common  stock at a price  equal to or  greater  than the subscription  price.  Until shares are delivered  upon  expiration of the rights offering,  you may not be able to sell the shares of our  common  stock that you purchase in the rights offering.  Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering.

YOU MAY NOT REVOKE THE EXERCISE OF YOUR RIGHTS EVEN IF THERE IS A DECLINE IN OUR
COMMON STOCK PRICE PRIOR TO THE EXPIRATION DATE OF THE SUBSCRIPTION PERIOD.

            Even if our common stock price declines below the subscription price for the common stock,  resulting in a loss on your  investment upon the exercise of rights to acquire  shares of our common  stock,  you may not revoke or change your exercise of rights after you send in your subscription forms and payment.

YOU MAY NOT REVOKE THE  EXERCISE  OF YOUR RIGHTS EVEN IF WE DECIDE TO EXTEND THE
EXPIRATION DATE OF THE SUBSCRIPTION PERIOD.

            We may, in our sole  discretion,  extend the expiration  date of the subscription period to a date no later than _____________.  During any potential extension  of time,  our common stock price may decline  below the  subscription price and result in a loss on your  investment  upon the  exercise  of rights to acquire shares of our common stock. If the expiration date is extended after you send in your subscription forms and payment,  you still may not revoke or change your exercise of rights.

YOU WILL NOT RECEIVE INTEREST ON SUBSCRIPTION FUNDS RETURNED TO YOU.

            If we cancel the rights  offering,  neither we nor the  subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

THE  SUBSCRIPTION  RIGHTS  ARE NOT  TRANSFERABLE  AND THERE IS NO MARKET FOR THE
SUBSCRIPTION RIGHTS.

            You may not sell, give away or otherwise  transfer your subscription rights. The subscription  rights are only transferable to your affiliates and by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly  realize any value  associated with the subscription  rights. You must exercise the subscription  rights and acquire additional shares of our common stock to realize any value.

THE RIGHTS OFFERING MAY RESULT IN A CHANGE IN CONTROL OF OUR COMPANY.

            If no stockholders  other than Newcastle exercise their subscription rights,  Newcastle will purchase _________ shares in the offering. In that case,
Newcastle's  ownership  interest would be  approximately  __%, and the aggregate ownership interest of the remaining stockholders would decrease to approximately
__%. Even if some stockholders  other than Newcastle exercise their subscription rights,  Newcastle  still may be able to purchase  enough shares to increase its ownership  interest to over 50%. As a result,  Newcastle  may,  following  their rights  offering,  have the voting power to control the election of our board of directors and the approval of other matters  presented for  consideration by our stockholders,  which could  include  mergers,  acquisitions,  amendments  to our charter and various corporate governance actions.

BECAUSE WE MAY TERMINATE THE OFFERING, YOUR PARTICIPATION IN THE OFFERING IS NOT
ASSURED.

            Once you exercise your subscription  rights,  you may not revoke the exercise for any reason unless we amend the offering.  If we decide to terminate the offering,  we will not have any obligation with respect to the  subscription rights except to return any subscription payments, without interest.

YOU NEED TO ACT PROMPTLY AND FOLLOW  SUBSCRIPTION  INSTRUCTIONS,  OTHERWISE YOUR
SUBSCRIPTION MAY BE REJECTED.

            Stockholders  who desire to purchase  shares in this rights offering must act  promptly to ensure that all  required  forms and payments are actually received by the  subscription  agent prior to 5:00 p.m.,  New York City time, on
______, 2003, the expiration date. If you fail to complete and sign the required subscription  forms,  send an incorrect  payment  amount,  or otherwise  fail to follow the subscription  procedures that apply to your desired transaction,  the subscription agent may, depending on the circumstances, reject your subscription or  accept  it to the  extent  of  the  payment  received.  Neither  we nor  our subscription agent undertakes to contact you concerning,  or attempt to correct, an  incomplete  or  incorrect  subscription  form or  payment.  We have the sole discretion to determine  whether a subscription  exercise  properly  follows the subscription procedures.

MOST,  IF NOT ALL, OF THE PROCEEDS OF THE RIGHTS  OFFERING WILL NOT BE AVAILABLE
FOR WORKING CAPITAL OR OTHER PURPOSES.

            The proceeds from the rights offering will be used to repay the $8.6 million  bridge  loan  from  Newcastle,  plus  accrued  interest  on such  loan.
Therefore,  most, if not all, of the proceeds of the rights offering will not be available to us for working capital or other purposes.

RISKS RELATING TO OUR COMMON STOCK:

OUR COMMON STOCK IS VOLATILE AND THE VALUE OF ANY INVESTMENT IN OUR COMMON STOCK
MAY FLUCTUATE.

            The  market  price for our common  stock has been,  and is likely to continue to be, highly  volatile.  The market for our common stock is subject to fluctuations as a result of a variety of factors,  including  factors beyond our control. These include:

            o   current  expectations  of our future revenue and earnings growth rates;

            o   changes in market valuations of similar companies;

            o   conditions or trends in the industry;

            o   general market and economic conditions; and

            o   other events or factors that are unforeseen.

WE DO  NOT  INTEND  TO PAY  DIVIDENDS  ON  SHARES  OF OUR  COMMON  STOCK  IN THE
FORESEEABLE FUTURE.

            We currently expect to retain our future earnings, if any, to reduce debt and for use in the operation of our business.  We do not anticipate  paying any cash dividends on shares of our common stock in the foreseeable future.

                                       10

                                   OUR COMPANY

            Our company  engages in the sale of property and casualty  insurance
products.  Our  business  involves  (i)  marketing,   underwriting  and  premium
financing of  non-standard  personal  automobile  insurance  primarily in Texas,
Arizona and New Mexico, (ii) commercial  insurance in Texas, New Mexico,  Idaho,
Oregon and Washington,  (iii) third party claims  administration  and (iv) other insurance  related  services.  Our principal offices are located at 14651 Dallas
Parkway,  Suite 900,  Dallas,  Texas 75254,  and our  telephone  number is (972)
404-1637.

                                 USE OF PROCEEDS

            The maximum net  proceeds to us from the sale of our common stock in this rights  offering are  estimated to be  approximately  $____  million  after deducting estimated offering expenses allocable to and payable by us.

            We will use the  proceeds  of the rights  offering to fully repay an
$8.6 million loan,  plus accrued  interest on such loan, made to us by Newcastle during 2002 that is evidenced  by the  Newcastle  Notes with an annual  interest rate of  11.75%,  which  notes are due by their  terms in  September  2003.  The proceeds of the  Newcastle  Notes were used by us to purchase a note  receivable from a major bank and the Commercial Lines Group from Millers Insurance Company.

            We intend to use the remaining  net proceeds,  if any, as additional working capital for our business.

                                 CAPITALIZATION

            The  following  table sets forth our  summary  capitalization  as of
December 31, 2002 on an historical  basis and should be read in conjunction with our financial  statements and notes thereto  incorporated by reference into this prospectus.  The table also  includes  our  capitalization  on a pro forma basis assuming the  completion of the rights  offering and the use of the net proceeds for the repayment of the Newcastle  Notes, but prior to the use of the remaining proceeds. See "Use of Proceeds."

                                                            Actual     Pro Forma
                                                       (in thousands) (in thousands)

Cash and cash equivalents ..............................   $  8,453      $_____

Total debt (excluding advances for financed premiums)
Short-term debt ........................................      8,600           0
Long-term debt .........................................      1,803       1,803

            Total debt .................................   $ 10,403    $  1,803

Stockholders' equity:
      Common stock, $.03 par value, authorized
      100,000,000 shares, issued 11,855,610 ............   $    356      $_____
      Capital in excess of par value ...................     10,875       _____
      Retained (deficit) earnings ......................     (1,491)     (1,491)
      Accumulated other comprehensive income
      (loss) ...........................................       (162)       (162)
      Treasury stock, 806,477 shares, at cost ..........     (1,043)     (1,043)

            Total stockholders' equity .................      8,535       _____

Total capitalization ...................................   $ 18,938      $_____

                                       11

                           PRICE RANGE OF COMMON STOCK

            Our common stock has traded on the American Stock Exchange  Emerging
Company Marketplace under the symbol "HAF" since January 6, 1994. On ____, 2003, the last trading day prior to our public  announcement  of the  proposed  rights offering, the closing price of our common stock on the AMEX was $____ per share.
On ____,  2003, the record dates for the rights  offering,  the closing price of our common stock on the AMEX was $_____ per share. On _______, 2003, the closing price of common stock on the _______ was $_____ per share.  The following  table shows the common  stock's  high and low sales prices on the AMEX for the periods indicated.

            Period                                High Sale         Low Sale

            2001:

            First Quarter                         $    0.69          $   0.50
            Second Quarter                             0.65              0.50
            Third Quarter                              0.61              0.43
            Fourth Quarter                             0.60              0.40

            2002:

            First Quarter                         $    0.60          $   0.40
            Second Quarter                             0.60              0.40
            Third Quarter                              0.54              0.35
            Fourth Quarter                             0.70              0.30

            2003:

            First Quarter                         $    0.75          $   0.50
            Second Quarter (through April __)     $    ____          $   ____

            On March 14, 2003 there were 157 record  holders  and  approximately
560 beneficial stockholders of our common stock.

            We have never paid  dividends  on our common  stock and we intend to continue this policy for the foreseeable  future in order to retain earnings for development of our business.

                               THE RIGHTS OFFERING

            The Board of Directors  has proposed that we attempt to raise equity capital  through a rights  offering  to all of our  stockholders  and to use the proceeds from the equity  financing to repay the Newcastle  Notes. Any remaining proceeds would be used for working capital purposes.

REASONS FOR THE RIGHTS OFFERING

            In approving the rights offering,  our board of directors  carefully considered  our need for  additional  capital  and several  alternative  capital raising methods.  The board of directors also considered the potential change in control by Newcastle and the potential  dilution of the ownership  percentage of our  current  common  stockholders  caused  by the  rights  offering.  While the ownership percentage of our current common stockholders may decrease,  the board of directors considered that the magnitude of this dilution would be subject to, and dependent upon, the decision of each common stockholder whether to subscribe for additional shares of our common stock in the rights offering.

            After  weighing  the factors  discussed  above and the effect of the rights  offering of  generating  $10.0  million  (less  expenses  related to the offering) in additional capital for us, the board of directors believes that the rights  offering is the best  alternative for capital raising and is in the best interests  of our  company  and  our  stockholders.  As  described  in  "Use  of

                                       12

Proceeds," the proceeds of the rights  offering are intended to be used to repay the  Newcastle  Notes  and any  remaining  amounts  will be used for  additional working capital for our business.

            Our  board of  directors  believes  that the  rights  offering  will ultimately  strengthen our financial  condition  through  generating  additional cash,  reducing our indebtedness,  and increasing our stockholders'  equity. See
"Use of Proceeds" and  "Capitalization".  However, our board of directors is not making any  recommendation  as to whether you should exercise your  subscription rights.

SUBSCRIPTION RIGHTS

            BASIC SUBSCRIPTION  PRIVILEGE. We are distributing to the holders of record of our common stock, at the close of business on  _______________,  2003, at no  charge,  one  nontransferable  subscription  right for each  share of our common  stock they own.  The  subscription  rights will be  evidenced  by rights certificates.  Each  subscription  right will  entitle  the  holder to  purchase
_______ shares of our common stock.  You are not required to exercise any or all of your subscription rights.

            If,  pursuant to your  exercise  of your  subscription  rights,  the number of shares of common  stock you are  entitled to receive  would  result in your receipt of fractional  shares, the aggregate number of shares issued to you will be rounded up to the nearest whole number.

            OVER-SUBSCRIPTION  PRIVILEGE.  Subject to the  allocation  described below,  each subscription  right also grants each subscription  rights holder an over-subscription  privilege to purchase  additional shares of common stock that are not purchased by other rights holders  pursuant to the other rights holders'
basic   subscription   privileges.   You   are   entitled   to   exercise   your
over-subscription  privilege  only  if  you  exercise  your  basic  subscription privilege in full.

            If you wish to exercise your over-subscription privilege, you should indicate the number of additional  shares that you would like to purchase in the space  provided  on  your  subscription  certificate.  When  you  send  in  your subscription  certificate,  you must also send the full  purchase  price for the number of additional  shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege).
If the number of shares  remaining after the exercise of all basic  subscription privileges  is not  sufficient  to satisfy all requests  for shares  pursuant to over-subscription  privileges,  you will be allocated additional shares pro-rata
(subject to elimination of fractional shares), based on the number of shares you purchased  through the basic  subscription  privilege in proportion to the total number of  shares  that you and other  over-subscribing  stockholders  purchased through the basic subscription  privilege.  However, if your pro-rata allocation exceeds the number of shares you  requested  on your  subscription  certificate, then you will  receive  only the number of shares  that you  requested,  and the remaining  shares  from your  pro-rata  allocation  will be divided  among other rights holders exercising their over-subscription privileges.

            As   soon   as    practicable    after    the    expiration    date,
_______________________,  acting as our subscription  agent,  will determine the number  of  shares  of  common  stock  that  you may  purchase  pursuant  to the over-subscription  privilege.  You will receive certificates  representing these shares as soon as practicable  after the expiration date. If you request and pay for more shares  than are  allocated  to you,  we will refund that  overpayment, without  interest.  In  connection  with the  exercise of the  over-subscription privilege,  banks,  brokers and other nominee holders of subscription rights who act on behalf of beneficial  owners will be required to certify to us and to the subscription  agent as to the aggregate number of subscription  rights that have been  exercised,  and the  number  of  shares  of  common  stock  that are being requested through the over-subscription  privilege,  by each beneficial owner on whose behalf the nominee holder is acting.

            STANDBY  COMMITMENTS.  On ________,  2003, we entered into a standby purchase  agreement  with each of Timothy A.  Bienek,  our  President  and Chief
Operating Officer,  Scott K. Billings, our Chief Financial Officer, and James C.
Epstein, a director nominee in our upcoming elections  (referred to collectively as the standby  purchasers).  The following  description of such agreements does not purport to be complete.  A copy of the standby purchase agreements have been filed as exhibits to the registration statement of which this prospectus forms a part.

            The standby  purchase  agreements  obligate us to sell, and requires
Messrs.  Bienek,  Billings  and Epstein to subscribe  for and purchase  from us,
________,  _________ and ________ shares of our common stock,  respectively,  at the subscription  price per share. Such number of shares shall be made available from the subscription  rights not subscribed for by our  stockholders.  Prior to entering into the standby purchase  agreements,  the Standby Purchasers owned no shares of our common stock.

                                       13

SUBSCRIPTION PRICE

            The subscription  price for a subscription right is $_____ per right
(or $____ per  share).  The per share price  equals  ___% of the current  market price of our common  stock  determined  by  averaging  the closing  price of our common stock on the AMEX for the five trading days ending on ______,  2003.  The subscription  price does not  necessarily  bear any  relationship to our past or expected future results of operations,  cash flows, current financial condition, or any other established  criteria for value. No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of the rights offering.

DETERMINATION OF SUBSCRIPTION PRICE

            Our board of directors  set all of the terms and  conditions  of the
rights  offering,   including  the  subscription   price.  In  establishing  the
subscription price, our board of directors considered the following factors:

            o   strategic alternatives for capital raising,

            o   the market price of our common stock,

            o   the pricing of similar transactions,

            o   the amount of proceeds desired,

            o   our business prospects, and

            o   general conditions in the securities markets.

            We determined  the ___%  discount to our current  market price after taking into account the preceding factors. We did not seek or obtain any opinion of financial  advisors or investment  bankers in establishing  the  subscription price for the  offering.  You should not consider the  subscription  price as an indication of the value of our company or our common stock. We cannot assure you that you will be able to sell shares  purchased  during this offering at a price equal to or greater than the subscription price. On ________,  2003, the closing sale price of our common stock was $____ per share.

EXPIRATION DATE, EXTENSIONS AND TERMINATION

            You may  exercise  your  subscription  right at any time before 5:00
p.m., New York City time, on ______,  2003,  the expiration  date for the rights offering.  However,  we may  extend the  offering  period  for  exercising  your subscription  rights  from  time to  time  in our  sole  discretion,  with  such extension not to exceed ________ days. If you do not exercise your  subscription rights before the expiration date, your unexercised  subscription rights will be null and void. We will not be obligated to honor your  exercise of  subscription rights  if the  subscription  agent  receives  the  documents  relating  to your exercise after the rights offering  expires,  regardless of when you transmitted the  documents,  unless you have  timely  transmitted  the  documents  under the guaranteed delivery procedures described below.

            We have the sole  discretion to extend the expiration date from time to time by giving oral or written notice to the subscription  agent on or before the  scheduled  expiration  date.  If we elect to extend the  expiration  of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m.,  New York City  time,  on the next  business  day after the most recently announced expiration date.

WITHDRAWAL AND AMENDMENT

            We reserve the right to withdraw or terminate  this rights  offering at any time for any  reason.  In the event that this  offering is  withdrawn  or terminated,  all funds  received  from  subscriptions  by  stockholders  will be returned. Interest will not be payable on any returned funds.

            We reserve the right to amend the terms of this rights offering.  If we make an amendment that we consider significant, we will:

            o   mail notice of the amendment to all stockholders of record as of the record date;

            o   extend the expiration date by at least 10 days; and

            o   offer  all  subscribers  no less  than 10  days  to  revoke  any subscription already submitted.

                                       14

            The extension of the expiration date will not, in and of itself,  be treated as a significant amendment for these purposes.

METHOD OF SUBSCRIPTION - EXERCISE OF SUBSCRIPTION RIGHTS

            You  may  exercise  your  subscription   rights  by  delivering  the
following to the  subscription  agent,  at or prior to 5:00 p.m.,  New York City time, on ______________, 2003, the date on which the rights expire:

            o   your properly completed and executed rights certificate with any
                required    signature    guarantees   or   other    supplemental
                documentation; and

            o   your full  subscription  price payment for each share subscribed
                for  under   your   basic   subscription   privilege   and  your
                over-subscription privilege.

You  should   read  and  follow  the   instructions   accompanying   the  rights
certificate(s) carefully.

SIGNATURE GUARANTEE MAY BE REQUIRED

            Your signature on each rights  certificate  must be guaranteed by an eligible  institution such as a member firm of a registered  national securities exchange or a member of the National Association of Securities Dealers, Inc., or
from a commercial bank or trust company having an office or correspondent in the
United States,  subject to standards and procedures  adopted by the subscription agent, unless:

            o   your rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

            o   you are an eligible institution.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

            You  should  deliver  your  rights  certificate  and  payment of the subscription  price or, if  applicable,  notice of guaranteed  delivery,  to the subscription agent by one of the methods described below:

            If by mail, by hand or by overnight courier to: __________________

            The subscription agent's telephone number is  _____________________.

            You are  responsible  for the  method  of  delivery  of your  rights certificate(s)  with your subscription price payment to the subscription  agent.
If you send your rights  certificate(s)  and subscription price payment by mail, we recommend  that you send them by  registered  mail,  properly  insured,  with return receipt requested. You should allow a sufficient number of days to ensure delivery  to the  subscription  agent  prior  to the time  the  rights  offering expires.

            Do not  send  your  rights  certificate(s)  and  subscription  price payment to us.  Your  delivery  to an address  other than the  address set forth above will not constitute valid delivery.

METHOD OF PAYMENT

            Your payment of the subscription  price must be made in U.S. dollars for the full number of shares of common stock you are subscribing for by either:

            o   check or bank draft (cashier's  check) drawn upon a U.S. bank or money order payable to the subscription agent; or

            o   wire   transfer  of   immediately   available   funds,   to  the
                subscription  account  maintained by the  subscription  agent at
                ______________________. -

RECEIPT OF PAYMENT

            Your payment will be considered  received by the subscription  agent only upon:

            o   receipt and clearance of any uncertified check,

            o   receipt by the subscription agent of any certified check or bank draft drawn upon a United  States  bank,  any money order or any funds transferred by wire transfers, or

            o   receipt  of  good  funds  in the  subscription  agent's  account designated above.

                                       15

            Please note that funds paid by  uncertified  personal check may take at least five business days to clear.  Accordingly,  if you wish to pay by means of an uncertified  personal check,  we urge you to make payment  sufficiently in advance  of the  expiration  date of the  rights  offering  to  ensure  that the subscription  agent receives cleared funds before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.

CALCULATION OF SUBSCRIPTION RIGHTS EXERCISED

            If you do not  indicate  the  number of  subscription  rights  being exercised,  or do not forward full payment of the total  subscription  price for the number of subscription  rights that you indicate are being  exercised,  then you will be deemed to have  exercised  your basic  subscription  privilege  with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent.

YOUR FUNDS WILL BE HELD BY THE  SUBSCRIPTION  AGENT UNTIL SHARES OF COMMON STOCK
ARE ISSUED

            The  subscription  agent will hold your payment of the  subscription price payment in a segregated  account with other  payments  received from other rights holders until we issue your shares to you. If the rights  offering is not completed,  or we do not apply  your full  subscription  price  payment  to your purchase  of shares of our common  stock,  the  subscription  agent will  return promptly, without interest, all excess subscription payments.

NO REVOCATION

            Once you have exercised your  subscription  privileges,  you may not revoke your exercise.  Subscription Rights not exercised prior to the expiration date of the rights offering will expire.

NON-TRANSFERABILITY OF THE SUBSCRIPTION RIGHTS

            Except in the limited  circumstances  described below,  only you may exercise the basic subscription  privilege and the over-subscription  privilege.
You may not  sell,  give  away or  otherwise  transfer  the  basic  subscription privilege or the over-subscription privilege.

            Notwithstanding  the foregoing,  you may transfer your rights to any affiliate of yours and your rights also may be  transferred by operation of law;
for example a transfer of rights to the estate of the  recipient  upon the death of the recipient would be permitted.  As used in this paragraph, an affiliate of yours shall mean any person (for this purpose,  a person includes a partnership, corporation or other legal entity such as a trust or estate) which controls,  is controlled by or is under common control with you. If the rights are transferred as permitted,  evidence  satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

ISSUANCE OF STOCK CERTIFICATES

            Stock certificates for shares purchased in this rights offering will be issued as soon as  practicable  after the expiration  date. Our  subscription agent will deliver  subscription  payments to us only after consummation of this rights offering and the issuance of stock  certificates to our stockholders that exercised rights. Unless you instruct otherwise in your subscription certificate form, shares purchased by the exercise of subscription rights will be registered in the name of the person exercising the rights.

GUARANTEED DELIVERY PROCEDURES

            If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription agent on or before the time your subscription rights expire, you may exercise your subscription rights by the following guaranteed delivery procedures:

            o   deliver your  subscription  price payment in full for each share you  subscribed  for under your  subscription  privileges in the manner  set  forth  in  "Method  of  Payment"  on page 15 to the subscription agent on or prior to the expiration date;

            o   deliver  the form  entitled  "Notice  of  Guaranteed  Delivery,"
                substantially in the form provided with the  "Instructions as to
                Use  of  Rights  Certificates"   distributed  with  your  rights
                certificates, at or prior to the expiration date; and

            o   deliver the properly  completed  rights  certificate  evidencing your  rights  being  exercised  and the related  nominee  holder certification,  if  applicable,  with  any  required  signatures guaranteed, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

                                       16

            Your  Notice  of   Guaranteed   Delivery   must  be   delivered   in
substantially  the same form  provided  with the  Instructions  as to the Use of
Rights  Certificates,  which  will  be  distributed  to  you  with  your  rights certificate.  Your  Notice of  Guaranteed  Delivery  must come from an  eligible institution,  or other eligible guarantee  institutions which are members of, or participants in, a signature  guarantee  program  acceptable to the subscription agent.

            In your Notice of Guaranteed Delivery, you must state:

            o   your name;

            o   the number of  subscription  rights  represented  by your rights certificates  and the number of shares of our  common  stock you are subscribing for under your basic subscription privilege; and

            o   your guarantee that you will deliver to the  subscription  agent any rights  certificates  evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

            You  may  deliver  your  Notice  of   Guaranteed   Delivery  to  the
subscription agent in the same manner as your rights certificates at the address set forth above  under " - Delivery  of  Subscription  Materials  and  Payment."
Alternatively,  you may  transmit  your  Notice of  Guaranteed  Delivery  to the subscription agent by facsimile transmission  (Facsimile No.: (___) ____-_____).
To confirm facsimile deliveries, you may call (___) ____________________.

            The information agent will send you additional copies of the form of
Notice of Guaranteed  Delivery if you need them.  Please call (__) __________ to request  any  copies  of the form of Notice of  Guaranteed  Delivery.  Banks and brokerage  firms  please call (___)  _____________  to request any copies of the form of Notice of Guaranteed Delivery.

DETERMINATIONS REGARDING THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS

            We will decide all questions  concerning the  timeliness,  validity, form and  eligibility  of your  exercise  of your  subscription  rights  and our determinations will be final and binding. We, in our sole discretion,  may waive any defect or  irregularity,  or permit a defect or irregularity to be corrected within such time as we may determine.  We may reject the exercise of any of your subscription  rights because of any defect or irregularity.  We will not receive or accept any subscription  until all  irregularities  have been waived by us or cured by you within such time as we decide, in our sole discretion.

            Neither  we nor the  subscription  agent  will be under  any duty to notify you of any defect or  irregularity  in connection with your submission of rights  certificates  and we will not be liable for failure to notify you of any defect  or  irregularity.  We  reserve  the  right to reject  your  exercise  of subscription  rights if your exercise is not in accordance with the terms of the rights  offering or in proper  form.  We will also not accept  your  exercise of rights if our  issuance  of shares  of our  common  stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

            If you are given notice of a defect in your  subscription,  you will have five  business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect later than 5:00 p.m., New York City time, on _______,  2003. We will not consider an exercise to be made until all defects have been cured or waived.

NOTICE TO BANKERS, TRUSTEES OR OTHER DEPOSITARIES

            If you are a broker,  a trustee or a depositary  for  securities who holds  shares  of our  common  stock for the  account  of others at the close of business on _______________  2003, the record date for the rights offering,  you should  notify the  respective  beneficial  owners of such  shares of the rights offering  as soon as  possible  to find out their  intentions  with  respect  to exercising their subscription  rights.  You should obtain  instructions from the beneficial  owners with respect to the subscription  rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.
If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the subscription  agent with the proper payment.
If you hold  shares  of our  common  stock for the  account(s)  of more than one beneficial  owner,  you may exercise the number of subscription  rights to which all such beneficial  owners in the aggregate  otherwise would have been entitled had they been direct  record  holders of our common stock on the record date for the rights  offering,  provided that,  you, as a nominee  record holder,  make a proper  showing  to the  subscription  agent by  submitting  the  form  entitled
"Nominee  Holder  Certification"  which we will  provide to you with your rights offering materials.

                                       17

NOTICE TO BENEFICIAL OWNERS

            If you are a beneficial  owner of shares of our common stock or will receive  your  subscription  rights  through a broker,  custodian  bank or other nominee, we will ask your broker,  custodian bank or other nominee to notify you of this rights offering.  If you wish to exercise your subscription  rights, you will need to have your broker,  custodian  bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker,  custodian bank or other nominee exercise your subscription  rights, you should contact your nominee and request it to effect the transaction for you. To indicate  your  decision with respect to your  subscription  rights,  you should complete and return to your  broker,  custodian  bank or other  nominee the form entitled  "Beneficial  Owners  Election Form." You should receive this form from your broker,  custodian  bank or other  nominee  with the other rights  offering materials.  If you wish to obtain a  separate  rights  certificate,  you  should contact  the  nominee as soon as possible  and  request  that a separate  rights certificate be issued to you.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

            Upon the  issuance  of the  shares of common  stock  offered  in the
rights   offering,   _________  shares  of  common  stock  will  be  issued  and outstanding.  This would represent an approximate ___% increase in the number of outstanding shares of common stock.

EFFECTS OF RIGHTS OFFERING ON OUR STOCK OPTION PLANS AND OTHER PLANS

            As of March 14,  2003,  there were  outstanding  options to purchase
2,378,000  shares of our common stock issued or committed to be issued  pursuant
to  stock  options  granted  by  us.  None  of  the  outstanding   options  have
anti-dilution  or other provisions for adjustment to exercise price or number of shares  which  will be  automatically  triggered  by the rights  offering.  Each outstanding and unexercised option will remain unchanged and will be exercisable for the same number of shares of common stock and at the same exercise  price as before the rights offering.

RELATIONSHIP WITH NEWCASTLE

            On November 1, 2002, Newcastle Partners,  L.P., an affiliate of Mark
E. Schwarz, our Chairman of the Board, provided an interim financing facility to us, whereby we could borrow up to  $9,000,000.  On November 1, 2002, we borrowed
$6,500,000 to purchase a note  receivable  from a major bank. The purchase price of such note receivable was determined by arm's-length  negotiations  between us and the bank. There is no material  relationship  between the bank and us or any of our  affiliates,  directors or officers.  On December 3, 2002, we borrowed an additional  $2,100,000  to purchase  the  Commercial  Lines  Group from  Millers
Insurance  Company.  The note  agreement  provides for a fixed  interest rate of
11.75%.  The unpaid principal balance and accrued and unpaid interest is due and payable on demand at any time after September 30, 2003.

            Newcastle Partners, L.P. also currently owns 5,334,001 shares of our common stock (including currently  exercisable options to purchase 50,000 shares of  common  stock),  which is equal to  approximately  48.1% of our  outstanding shares of common  stock.  Newcastle has been offered its pro rata portion of the subscription  rights  (including  over-subscription  privilege).  If  our  other stockholders purchase all of the shares offered to them for sale, Newcastle will
purchase  its  pro  rata  amount  and  would   continue  to   beneficially   own
approximately  48.1% of our common stock  outstanding.  If no stockholders other than Newcastle exercise their subscription rights, Newcastle will purchase up to
__________ shares in the offering. In that case,  Newcastle's ownership interest could be approximately  __%, and the aggregate  ownership  interest of the other outstanding  stockholders  could  decrease to  approximately  __%.  Even if some stockholders other than Newcastle  exercise their rights,  Newcastle could still obtain a majority ownership  interest pursuant to its subscription  rights. As a result, Newcastle may have the voting power to control the election of our board of directors and the approval of other matters  presented for  consideration  by the stockholders,  which could include mergers, acquisitions,  amendments to our charter and various corporate governance actions.

                                       18

INFORMATION AGENT

            We have  appointed  ________________  as  information  agent for the rights  offering.  We will pay the fees and certain  expenses of the information agent, which we estimate will total $___________.  Under certain  circumstances, we may indemnify the information  agent from certain  liabilities that may arise in connection with the rights offering.

SUBSCRIPTION AGENT

            We have appointed  _________________  as subscription  agent for the rights  offering.  We will pay the fees and certain expenses of the subscription agent, which we estimate will total $_________. Under certain circumstances,  we may indemnify the subscription agent from certain  liabilities that may arise in connection with the rights offering.

FEES AND EXPENSES

            Other  than  for  fees  charged  by the  information  agent  and the subscription agent, you are responsible for paying any other commissions,  fees, taxes or  other  expenses  incurred  in  connection  with  the  exercise  of the subscription  rights.  Neither us, the  information  agent nor the  subscription agent will pay such expenses.

OTHER MATTERS

            We are not  making  this  rights  offering  in any  state  or  other jurisdiction  in which it is unlawful to do so, nor are we selling or  accepting any offers to purchase  any shares of our common  stock from rights  holders who are  residents  of  those  states  or  other  jurisdictions.  We may  delay  the commencement of the rights offering in those states or other  jurisdictions,  or change the terms of the rights offering,  in order to comply with the securities law requirements of those states or other jurisdictions.  We may decline to make modifications  to the terms of the rights offering  requested by those states or other  jurisdictions,  in which case,  if you are a resident in those  states or jurisdictions, you will not be eligible to participate in the rights offering.

            We will not be  required  to issue to you  shares  of  common  stock pursuant to the rights  offering  if, in our  opinion,  you would be required to obtain  prior  clearance  or  approval  from  any  state or  federal  regulatory authority to own or control such shares if, at the time the subscription  rights expire, you have not obtained such clearance or approval.

NO BOARD RECOMMENDATION

            An investment  in shares of our common stock must be made  according to each investor's evaluation of its own best interests.  Accordingly, our board of directors makes no  recommendation  to rights holders  regarding whether they should exercise their rights.

IF YOU HAVE QUESTIONS ABOUT  EXERCISING RIGHTS

            If you have  questions or need  assistance  concerning the procedure for exercising  subscription  rights,  or if you would like additional copies of this prospectus,  the  Instructions as to the Use of Rights  Certificates or the
Notice of Guaranteed  Delivery,  you should contact the information agent or the subscription agent at the following addresses and telephone numbers:

                             The Information Agent:

                             _______________________
                             _______________________
                             ________________________
                         E-mail: _______________________
               Telephone for Stockholders: _______________________
        Telephone for Banks and Brokerage Firms: _______________________

                                       or

                                       19

                             The Subscription Agent:

                             _______________________
                             _______________________
                             ________________________
                         E-mail: _______________________
                       Telephone: _______________________

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

            The following discussion is a summary of certain U.S. federal income tax  consequences  of the rights  offering to holders of common  stock that hold such stock as a capital asset for federal income tax purposes.  This  discussion is based on laws,  regulations,  rulings and  decisions in effect on the date of this  prospectus,  all of which are subject to change (possibly with retroactive effect)  and to  differing  interpretations.  This  discussion  applies  only to holders that are U.S. persons,  which is defined as a citizen or resident of the
United States, a domestic partnership, a domestic corporation, any estate (other than a foreign  estate),  and any  trust so long as a court  within  the  United
States is able to exercise primary  supervision over the  administration  of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Generally,  for federal income tax purposes an estate is classified as a "foreign estate" based on the location of the estate assets, the country of the estate's  domiciliary  administration,  and the  nationality  and residency of the domiciliary's personal representative.

            This  discussion  does not  address  all  aspects of federal  income taxation  that  may  be  relevant  to  holders  in  light  of  their  particular circumstances  or to holders who may be subject to special tax  treatment  under the Internal Revenue Code of 1986, as amended,  including  holders of options or warrants,  holders who are dealers in  securities or foreign  currency,  foreign persons (defined as all persons other than U.S. persons),  insurance  companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common  stock as part of a hedge,  straddle,  conversion  or other risk reduction transaction,  or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

            We have not  sought,  and will not seek,  an opinion of counsel or a ruling from the  Internal  Revenue  Service  regarding  the  federal  income tax consequences of the rights offering or the related share issuance. The following summary  does not address  the tax  consequences  of the rights  offering or the related share  issuance under foreign,  state,  or local tax laws.  ACCORDINGLY,
EACH HOLDER OF COMMON STOCK  SHOULD  CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO
THE  PARTICULAR  TAX  CONSEQUENCES  OF THE RIGHTS  OFFERING OR THE RELATED SHARE
ISSUANCE TO SUCH HOLDER.

            The federal income tax  consequences for a holder of common stock on the receipt of subscription rights under the rights offering are as follows:

            o   A holder will not recognize  taxable  income for federal  income tax  purposes in  connection  with the  receipt of  subscription rights in the rights offering.

            o   Except as provided in the following  sentence,  the tax basis of the  subscription  rights  received  by a holder  in the  rights offering  will be zero.  If either (i) the fair market  value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such  date  of the  common  stock  with  respect  to  which  the subscription  rights are received or (ii) the holder irrevocably elects,  by  attaching  a statement  to its  federal  income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock
                to  the   subscription   rights,   then  upon  exercise  of  the
                subscription  rights, the holder's tax basis in the common stock will be allocated  between the common stock and the subscription rights in proportion to their  respective  fair market values on the date the  subscription  rights are  distributed.  A holder's holding  period  for the  subscription  rights  received  in the rights offering will include the holder's holding period for the common stock with respect to which the subscription  rights were
                received.   We  believe  that  the  fair  market  value  of  the
                subscription rights will not exceed 15% of the fair market value of the common stock to which the subscription rights relate.

                                       20

            o   A holder that  allows the  subscription  rights  received in the rights  offering to expire will not  recognize any gain or loss, and the tax basis of the common  stock owned by such holder with respect to which such subscription  rights were distributed will be  equal  to the tax  basis of such  common  stock  immediately before  the  receipt  of the  subscription  rights in the rights offering.

            o   A holder will not  recognize  any gain or loss upon the exercise of the subscription rights received in the rights offering.

            o   The tax basis of the common stock acquired  through  exercise of the  subscription  rights will equal the sum of the subscription price for the common stock and the  holder's tax basis,  if any, in the subscription rights as described above.

            o   The  holding  period  for  the  common  stock  acquired  through exercise of the  subscription  rights will begin on the date the subscription rights are exercised.

                              PLAN OF DISTRIBUTION

            We are offering  shares of our common stock directly to you pursuant to  this  rights  offering.  We  have  not  employed  any  brokers,  dealers  or underwriters  in connection  with the  solicitation  or exercise of subscription rights in this rights  offering and no  commissions,  fees or discounts  will be paid in  connection  with it.  Certain of our officers and other  employees  may solicit  responses  from you,  but such  officers and other  employees  will not receive any  commissions  or  compensation  for such  services  other than their normal employment compensation.

            We are distributing to the holders of record of our common stock, at the close of business on  _________,  2003,  at no charge,  one  nontransferable
subscription   right  for  each  share  of  our  common  stock  they  own.  Each subscription  right is a right to purchase  ____ shares of our common  stock and carries  with  it  a  basic  subscription  privilege  and  an  over-subscription privilege.  The basic  subscription  privilege  of each  right  entitles  you to purchase _____ shares of our common stock at a subscription  price of $_____ per right (or $_____ per share).  You may exercise  any number of your  subscription rights,  or you may choose not to exercise any subscription  rights. We will not distribute  any  fractional  shares,  but will round up the aggregate  number of shares you are entitled to receive to the nearest whole number.

            We do not expect that all of our  stockholders  will exercise all of their basic subscription  rights. By extending  over-subscription  privileges to our stockholders, we are providing stockholders that exercise all of their basic subscription  privileges  with the opportunity to purchase those shares that are not purchased by other stockholders.

            If you wish to exercise your over-subscription privilege, you should indicate the number of additional  shares that you would like to purchase in the space  provided  on  your  subscription  certificate.  When  you  send  in  your subscription  certificate,  you must also send the full  purchase  price for the number of additional  shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege).
If the number of shares  remaining after the exercise of all basic  subscription privileges  is not  sufficient  to satisfy all requests  for shares  pursuant to over-subscription  privileges,  you will be allocated additional shares pro-rata
(subject to elimination of fractional shares), based on the number of shares you purchased  through the basic  subscription  privilege in proportion to the total number of  shares  that you and other  over-subscribing  stockholders  purchased through the basic subscription  privilege.  However, if your pro-rata allocation exceeds the number of shares you  requested  on your  subscription  certificate, then you will  receive  only the number of shares  that you  requested,  and the remaining  shares  from your  pro-rata  allocation  will be divided  among other rights holders exercising their over-subscription privileges.

            As soon as practicable after the expiration date,  ________________, acting as our subscription  agent, will determine the number of shares of common stock that you may purchase  pursuant to the  over-subscription  privilege.  You will receive certificates representing these shares as soon as practicable after the  expiration  date. If you request and pay for more shares than are allocated to you, we will refund that overpayment,  without  interest.  In connection with the  exercise  of the  over-subscription  privilege,  banks,  brokers  and other nominee  holders of subscription  rights who act on behalf of beneficial  owners will be  required  to  certify  to us and to the  subscription  agent  as to the aggregate number of subscription rights that have been exercised, and the number

                                       21

of shares of common stock that are being requested through the over-subscription privilege,  by each  beneficial  owner on whose  behalf  the  nominee  holder is acting.

            If any shares of common stock offered in the rights  offering remain unsubscribed  after the rights  offering,  Timothy A. Bienek,  our President and
Chief Operating Officer,  Scott K. Billings,  our Chief Financial  Officer,  and
James  C.  Epstein,  one of the  director  nominees  in our  upcoming  board  of directors  election,  have agreed to purchase  such  shares,  up to an aggregate subscription price of $100,000, $50,000 and $125,000, respectively,  pursuant to standby purchase agreements.

            We will pay  _____________,  the information  agent, a fee of $_____
plus expenses,  and _____________,  the subscription agent, a fee of $_____ plus expenses,  for their services in connection with this rights  offering.  We also have agreed to indemnify under certain  circumstances  the information agent and the subscription agent from any liability they may incur in connection with this rights offering.

            We expect  that  shares of our common  stock  received  through  the exercise of  subscription  rights will be traded on the American  Stock Exchange
Emerging  Company  Marketplace  under the  symbol  "HAF,"  the same  symbol  our currently outstanding shares of common stock now trade.

                                  LEGAL MATTERS

            The validity of the shares of common stock offered  hereby,  and the description in this  prospectus of the U.S.  federal income tax  consequences of the  rights  offering,  will be  passed  upon for us by  Olshan  Grundman  Frome
Rosenzweig & Wolosky LLP, New York, New York.

                                     EXPERTS

            The  consolidated   financial   statements  of  Hallmark   Financial
Services,  Inc.  at December  31,  2002 and 2001,  and for the years then ended, appearing  in our annual  report on Form 10-KSB for the year ended  December 31,
2002 have been audited by  PricewaterhouseCoopers  LLP, independent accountants, as set  forth  in their  report  thereon  included  therein.  Such  consolidated financial  statements are incorporated herein by reference in reliance upon such report  given  on the  authority  of such  firm as  experts  in  accounting  and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

            We are subject to the  informational  requirements of the Securities
Exchange Act of 1934.  Accordingly,  we file reports, proxy statements and other information  with the SEC. You may read and copy any materials that we file with the  SEC  at  the  SEC's  Public  Reference  Room  at 450  Fifth  Street,  N.W.,
Washington,  D.C.  20549 upon  payment of the  prescribed  fees.  You may obtain information on the operation of the Public  Reference Room by calling the SEC at
1-800-SEC-0330.  The SEC also maintains an Internet site that contains  reports, proxy and information  statements and other materials that are filed through the
SEC's Electronic Data Gathering,  Analysis, and Retrieval, or EDGAR, system. You can access this web site at  HTTP://WWW.SEC.GOV.  Our common  stock is listed on the American Stock  Exchange  Emerging  Capital  Markets.  These reports,  proxy statements and other  information  can also be read and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

            The SEC allows us to  "incorporate  by reference" the information we file with the SEC. This permits us to disclose  important  information to you by referencing  these  filed  documents.  Any  information  referenced  this way is considered part of this prospectus, and any information filed with the SEC after the date on the cover of this prospectus will  automatically be deemed to update and supercede this information. We incorporate by reference the documents listed below  and any  future  filings  made by us with the SEC under  Sections  13(a),
13(c),  14 or 15(d) of the  Exchange Act of 1934,  as amended,  until all of the securities described in this prospectus are sold:

            o   our annual report on Form 10-KSB for the year ended December 31,
                2002,

            o   our current  report on Form 8-K dated  January 27,  2003,  filed with the SEC on January 29, 2003, and

                                       22

            o   the description of our common stock contained in our resignation statement  on Form  8-A  filed  with  the  SEC on July 8,  1992, including  all  amendments  and  reports  filed for  purposes of updating such description.

            This  prospectus is part of a registration  statement filed with the
SEC.  This  prospectus  does not contain all the  information  contained  in the registration statement. The full registration statement can be obtained from the
SEC.  This  prospectus  contains a general  description  of our  company and the securities being offered for sale. You should read this prospectus together with the additional information incorporated by reference.

            You can request a copy of any document  incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

                        Hallmark Financial Services, Inc.
                         14651 Dallas Parkway, Suite 900
                               Dallas, Texas 75254
                 Attention: Timothy A. Bienek, President and COO
                            Telephone: (972) 404-1637

                           FORWARD-LOOKING STATEMENTS

            We believe that certain  statements  contained  or  incorporated  by reference in this prospectus are "forward-looking statements" within the meaning of the  Private  Securities  Litigation  Reform  Act of 1995 and are  considered prospective.  The following  statements  are or may  constitute  forward-looking statements within the meaning of the Private Securities Litigation Reform Act of
1995:

            o   statements  before,  after or including the words "may," "will,"
                "could," "should," "believe,"  "expect," "future,"  "potential,"
                "anticipate,"  "intend," "plan," "estimate" or "continue" or the negative or other variations of these words, and

            o   other statements about matters that are not historical facts.

            We may be  unable to  achieve  the  future  results  covered  by the forward-looking  statements.  The statements are subject to risks, uncertainties and other factors that could cause actual results to differ  materially from the future results that the statements  express or imply. See "Risk Factors" on page
6. Please do not put undue reliance on these forward-looking  statements,  which speak only as of the date of this prospectus.

                                       23

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution.

            The following is an itemization  of all expenses  (subject to future contingencies)  incurred or to be incurred by us in connection with the issuance and distribution of the securities being offered.  All items below are estimates other than the Securities and Exchange Commission  registration fee and the AMEX listing fee. Hallmark Financial Services, Inc. will pay all of such expenses.

            Securities and Exchange Commission registration fee      $ 809.00
            AMEX listing fee.....................................           *
            Printing and engraving expenses......................           *
            Accounting fees and expenses.........................           *
            Legal fees and expenses..............................           *
            Subscription Agent fees and expenses.................           *
            Information Agent fees and expenses..................           *
            Miscellaneous........................................           *
                                                                  ------------
                        Total....................................  $        *
                                                                  ============

* To be completed by amendment.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            The Nevada General Corporation Law ("NGCL") provides that a director or officer of a corporation  will not be personally  liable for monetary damages for breach of that individual's fiduciary duties as a director or officer except for  liability  for (1) any act or omission  constituting  a breach of fiduciary duties as a director  or officer  and when (2) breach of those  duties  involved intentional  misconduct,  fraud or a knowing violation of law. Under the NGCL, a corporation may indemnify directors and officers, as well as other employees and individuals, to any threatened, pending or completed action, suit or proceeding, except an action  by or in the right of the  corporation,  by reason of the fact that he is or was a director, officer, employee or agent of the corporation. The termination of any action,  suit or proceeding by judgment,  order,  settlement, conviction  or upon a plea of nolo  contendere or its  equivalent,  does not, of itself,  create a presumption that the person did not act in good faith and in a manner  which  he  reasonably  believed  to be in or not  opposed  to  the  best interests of the  corporation,  or that,  with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

            The NGCL further provides that  indemnification  may not be made for any claim as to which such a person has been  adjudged  by a court of  competent jurisdiction,  after  exhaustion of all appeals  therefrom,  to be liable to the corporation  or for amounts paid in  settlement to the  corporation,  unless and only to the  extent  that the court in which the  action or suit was  brought or other court of competent  jurisdiction  determines upon application that in view of all the  circumstances  of the case,  the  person is  fairly  and  reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action,  suit or  proceeding  or in defense of any claim,  issue or matter therein,  the corporation shall indemnify him  against  expenses,  including  attorneys'  fees,  actually  and  reasonably incurred by him in connection  with the defense.  The NGCL provides that this is not  exclusive of other  rights to which those  seeking  indemnification  may be entitled  under any bylaw,  agreement,  vote of  stockholders  or  disinterested directors or otherwise.

            The  Registrant's   articles  of  incorporation   provide  that  the
directors and officers will not be  personally  liable to the  Registrant or its stockholders  for  monetary  damages  for  breach of their  fiduciary  duty as a director or officer,  except for  liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the NGCL.  The  Registrant's  bylaws provide that the  Registrant is required to indemnify its directors and officers to the fullest extent permitted by law. The Registrant's bylaws also require the
Registrant to advance  expenses  incurred by a director or officer in connection with the  defense of any  proceeding  upon  receipt of an  undertaking  by or on

                                      II-1

behalf  of the  director  or  officer  to repay the  amount if it is  ultimately determined by a court of competent  jurisdiction  that he or she is not entitled to be indemnified by the  Registrant.  The  Registrant's  bylaws also permit the
Registrant to purchase and maintain errors and omissions  insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity.

ITEM 16.    EXHIBITS.

Exhibit #               Description
---------               -----------

3.1                Articles  of  Incorporation  of the  Registrant,  as  amended
                   (incorporated   by   reference   to   Exhibit   3(a)  to  the
                   Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993).

3.2                By-Laws  of  the  Registrant,  as  amended  (incorporated  by reference to Exhibit 3(b) to the  Registrant's  Annual Report
                   on Form 10-KSB for the fiscal year ended December 31, 1993).

4.1                Specimen certificate for Common Stock, $.03 par value, of the
                   Registrant  (incorporated  by  reference  to Exhibit 4 to the
                   Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1991).

5.1**              Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

23.1*              Consent of PricewaterhouseCoopers LLP.

23.2**             Consent of Olshan  Grundman Frome  Rosenzweig & Wolosky LLP
                   (included in opinion filed as Exhibit 5.1).

24.1*              Power of Attorney (included on signature page hereto).

99.1**             Form of Instructions as to Use of Rights Certificates.

99.2**             Form of Notice of Guaranteed Delivery for Rights Certificate.

99.3**             Form of Letter to Security Holders Who Are Record Holders.

99.4**             Form of Letter to Securities Dealers, Commercial Banks, Trust
                   Companies and Other Nominees.

99.5**             Form  of  Letter  to  Clients  of  Security  Holders  Who Are
                   Beneficial Holders.

99.6**             Form of Nominee Holder Certification Form.

99.7**             Substitute Form W-9 for Use with the Rights Offering.

99.8**             Form of Beneficial Owner Election Form.

99.9**             Subscription  Agency  Agreement  between  Hallmark  Financial
                   Services, Inc. and ______

99.10**            Information  Agent  Agreement   between  Hallmark   Financial
                   Services, Inc. and ______.

------------------------

*     Filed herewith
**    To be filed by amendment

ITEM 17.    UNDERTAKINGS.

            (a) The undersigned Registrant hereby undertakes:

                 (1) To file,  during  any  period in which  offers or sales are
            being  made,  a  post-effective   amendment  to  this   Registration
            Statement  to include any material  information  with respect to the plan of distribution  not previously  disclosed in the  Registration
            Statement  or  any  material  change  to  such  information  in  the
            Registration Statement;

                                      II-2

                 (2) That,  for the purpose of determining  any liability  under the Securities Act of 1933, each  post-effective  amendment shall be deemed to be a new registration statement relating to the securities offered  therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) To remove from  registration  by means of a  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned  registrant hereby undertakes that, for purposes of determining  any liability  under the Securities Act of 1933,  each filing of the  registrant's  annual  report  pursuant  to  Section  13(a)  or 15(d) of the
Securities  Exchange  Act of 1934  (and,  where  applicable,  each  filing of an employee  benefit  plan's  annual  report  pursuant  to  Section  15(d)  of  the
Securities  Exchange  Act of 1934) that is  incorporated  by  reference  in this
Registration  Statement  shall  be  deemed  to be a new  registration  statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as  indemnification  for  liabilities  arising under the
Securities Act of 1933 may be permitted to directors,  officers and  controlling persons of the Registrant  pursuant to the foregoing  provisions,  or otherwise, the  Registrant  has been  advised  that in the  opinion of the  Securities  and
Exchange  Commission such  indemnification is against public policy as expressed in the Act and is,  therefore,  unenforceable.  In the  event  that a claim  for indemnification  against  such  liabilities  (other  than  the  payment  by  the
Registrant of expenses  incurred or paid by a director,  officer or  controlling person  of the  Registrant  in the  successful  defense  of an  action,  suit or proceeding)  is  asserted by such  director,  officer or  controlling  person in connection with the securities being registered,  the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit  to a  court  of  appropriate  jurisdiction  the  question  whether  such indemnification  by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-3

                                   SIGNATURES

            Pursuant to the  requirements  of the  Securities  Act of 1933,  the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the City of  Dallas,  State of  Texas,  on the 2nd day of April,
2003.

                                        HALLMARK FINANCIAL SERVICES, INC.

                                        By: /s/ Mark E. Schwarz
                                            -------------------------------
                                            Mark E. Schwarz
                                            Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark E. Schwarz, Chairman and CEO, and Timothy A. Bienek, President and COO, and each of them individually,  as his true and lawful  attorneys-in-fact  and agents, with full power of substitution, for him in his name,  place and stead, in any and all capacities,  in connection with this Registration Statement,  including to sign and file in the name and on behalf of the  undersigned  as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith,  and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities  as those that are covered by this  Registration  Statement  that are filed pursuant to Rule 462(b)  promulgated under the Securities Act of 1933 with the Securities and Exchange Commission and any applicable securities exchange or securities  self-regulatory  body,  granting  unto  said  attorneys-in-fact  and agents,  and each of them,  full power and  authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and  purposes as he might or could do in person,  hereby ratifying and confirming all that said  attorneys-in-fact  and agents,  or their
substitute,   may   lawfully   do  or  cause  to  be  done  by  virtue   hereof.

            Pursuant to the  requirements  of the Securities  Act of 1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities and on the dates indicated:

Signature                                Title                                 Date
---------                                -----                                 ----

/s/ Mark E. Schwarz             Chairman, Chief Executive Officer and      April 2, 2003
--------------------------      Director (principal executive officer)
Mark E. Schwarz

/s/ Timothy A. Bienek           President, Chief Operating Officer         April 2, 2003
-------------------------       and Director
Timothy A. Bienek

/s/ Scott K. Billings           Vice President (principal financial        April 2, 2003
-------------------------       and accounting officer)
Scott K. Billings

/s/ James H. Graves             Director                                   April 2, 2003
------------------------
James H. Graves

/s/ George R. Manser            Director                                   April 2, 2003
------------------------
George R. Manser

/s/ Scott T. Berlin             Director                                   April 2, 2003
------------------------
Scott T. Berlin
II-4